CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires QFC Grocery Store-Anchored
Shopping Center in Portland, Oregon

CINCINNATI, OH, September 17, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of East Burnside Plaza, a 38,363 square foot shopping center, located in Portland, Oregon. The shopping center is currently 100 percent occupied. East Burnside Plaza is anchored by a QFC grocery store. QFC, a subsidiary of Kroger, is on a long-term lease through December 2019.

The acquisition of East Burnside Plaza brings the Company’s total portfolio to interests in 56 properties anchored by 23 leading grocers in 20 states, with an aggregate portfolio purchase price of approximately $810 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored, neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored, neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of September 17, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 56 grocery-anchored shopping centers totaling approximately 5.9 million square feet. For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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